NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 14, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the business reorganization which became effective on January 1, 2022, each share of Common Shares of Beneficial Interest of Federal Realty Investment Trust (Old FRT) was deemed to represent one (1) share of Common Shares of Beneficial Interest of Federal Realty Investment Trust (New FRT) on a share-for-share basis. This Form 25 was filed only for the removal from listing on the NYSE of the Common Shares of Beneficial Interest of Federal Realty Investment Trust (Old FRT), and not a termination of registration of the Common Shares of Beneficial Interest of Federal Realty Investment Trust (New FRT) under Section 12(b) of the Exchange Act.